Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
    or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
October 29, 2020

CULLEN/FROST REPORTS THIRD QUARTER RESULTS
Board increases quarterly common dividend to $0.72

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported third quarter 2020 results. Net income available to common shareholders for the third quarter of 2020 was $95.1 million, compared to $109.8 million for the third quarter of 2019. On a per-share basis, net income available to common shareholders for the third quarter of 2020 was $1.50 per diluted common share, compared to $1.73 per diluted common share reported a year earlier. Returns on average assets and average common equity were 0.96 percent and 9.30 percent, respectively, for the third quarter of 2020 compared to 1.35 percent and 11.83 percent, respectively, for the same period a year earlier.

For the third quarter of 2020, net interest income on a taxable-equivalent basis was $267.0 million, down 3.5 percent compared to the same quarter in 2019. Average loans for the third quarter of 2020 increased $3.7 billion, or 25.4 percent, to $18.1 billion, from the $14.5 billion reported for the third quarter a year earlier. Excluding PPP loans, third quarter average loans of $14.9 billion represented a 3.3 percent increase compared to the third quarter of 2019. Average deposits for the third quarter were $32.9 billion, up $6.5 billion, or 24.8 percent, compared to the $26.4 billion reported for last year's third quarter.

“Our third quarter results demonstrate our strength and stability despite the challenging environment," said Phil Green, Cullen/Frost Chairman and CEO. "Our dedication to our customers and our commitment to sustainable, organic growth has delivered positive results, and I want to acknowledge the dedication to the Frost philosophy and culture that our people have maintained during what has been a very unusual year."

For the first nine months of 2020, net income available to common shareholders was $235.4 million, down 29.5 percent compared to $333.9 million for the first nine months of 2019. Diluted EPS available to common shareholders for the first nine months of 2020 was $3.71 compared to $5.24 in the year-earlier period. Returns on average assets and average common equity for the first nine months of 2020 were 0.85 percent and 7.95 percent, respectively, compared to 1.41 percent and 12.79 percent, respectively, for the same period in 2019.

Noted financial data for the third quarter of 2020 follows:

•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the third quarter of 2020 were 12.71 percent, 12.71 percent and 14.69 percent, respectively, and continue to be in excess of well-capitalized levels and exceed Basel III minimum requirements.
•Net interest income on a taxable-equivalent basis was $267.0 million for the third quarter of 2020, a decrease of 3.5 percent compared to the prior year period. The net interest margin was 2.95 percent for the third quarter of 2020, down 18 basis points compared to the second quarter of 2020 net interest margin of 3.13 percent. Net interest margin decreased 81 basis points compared to 3.76 percent in the year-ago period.
•Non-interest income for the third quarter of 2020 totaled $83.6 million, a decrease of $5.6 million, or 6.3 percent, from the $89.2 million reported for the third quarter of 2019. Service charges on deposits for the third quarter decreased $3.1 million, or 13.6 percent, compared to the same period in 2019. This decrease was primarily driven by decreases in overdraft/insufficient funds charges on consumer and commercial accounts. The decrease in overdraft/insufficient funds charges during the third quarter of 2020 was primarily related to a decrease in the volume of overdrafts relative to the same period in 2019. Other charges, commissions and fees for the third quarter decreased $1.7 million, or 17.2 percent, compared to the third quarter of 2019. The decrease was driven by a decrease in income associated with customer balances placed in third party money market accounts, among other things. Interchange and debit card transaction fees decreased by $614,000, or 14.9 percent, compared to the third quarter a year earlier. Revenue from interchange and debit card transactions was impacted by reduced transaction volumes resulting from the COVID-19 pandemic. Other non-interest income for the third quarter increased $361,000, or 4.2 percent, compared to the same period in 2019. The increase was primarily related to an increase in sundry and other miscellaneous income (up $1.3 million) and public finance underwriting fees (up $833,000) partly offset by a decrease in gains on the sale of foreclosed and other assets (down $1.3 million), among other things.
•Non-interest expense was $202.2 million for the third quarter, down $6.7 million, or 3.2 percent, compared to the $208.9 million reported for the third quarter a year earlier. Other non-interest expense of $38.2 million represented a $6.4 million, or 14.4 percent, decrease compared to the third quarter of 2019. The decrease was driven by decreases in travel, meals and entertainment expense (down $3.1 million); professional services expense (down $1.6 million); and advertising/promotions expense (down $1.2 million), among other things. Employee benefits expense for the third quarter of 2020 decreased $4.9 million, or 23.5 percent, compared to the same period in 2019. The decrease in employee benefits expense was primarily related to a decrease in certain discretionary benefit plan expenses and expenses related to our defined benefit retirement and restoration plans partly offset by increases in medical benefits expense and payroll taxes. Salaries and wages expense was $93.3 million in the third quarter of 2020, down $489,000 or 0.5% compared to the third quarter of 2019. Increases in salaries due to an increase in the number of employees and normal, annual merit and market increases were offset by decreases in incentive compensation, commissions and stock-based compensation. Technology, furniture and equipment expense for the third quarter increased by $4.1 million or 18.1 percent from the third quarter of 2019. The increases were primarily related to increases in cloud services expense (up $2.6 million), depreciation of furniture and equipment (up $1.2 million), software amortization (up $481,000) and software maintenance (up $299,000), partly offset by a $537,000 decrease in service contracts. Third quarter net occupancy expense increased by $1.3 million, or 5.2 percent, compared to the same period in

2019, primarily driven by increases in depreciation on leasehold improvements (up $842,000), property taxes (up $805,000) and building depreciation (up $300,000), among other things, partly offset by a decrease in repairs and maintenance/service contracts expense (down $602,000).
•For the third quarter of 2020, credit loss expense related to loans was $23.6 million, compared to net charge-offs of $10.2 million. This compares with $27.2 million in credit loss expense related to loans and $41.0 million in net charge-offs for the second quarter of 2020, and $8.0 million in credit loss expense related to loans and $6.4 million in net charge-offs in the third quarter of 2019. The allowance for credit losses on loans as a percentage of total loans was 1.45 percent at September 30, 2020, compared to 1.39 percent at the end of the second quarter of 2020 and 0.93 percent at the end of the third quarter of 2019. Excluding PPP loans which carry a guarantee from the SBA, the allowance for credit losses on loans as a percentage of total loans was 1.76 percent at the end of the third quarter of 2020. Non-performing assets were $96.4 million at the end of the third quarter of 2020, compared to $85.2 million at the end of the second quarter of 2020 and $105.0 million at the end of the third quarter of 2019. Credit loss expense related to off-balance-sheet exposures was a credit of $3.3 million in the third quarter of 2020.
The Cullen/Frost board declared a fourth-quarter cash dividend of $0.72 per common share, payable December 15, 2020 to shareholders of record on November 30 of this year.

Cullen/Frost Bankers, Inc. will host a conference call on Thursday, October 29, 2020, at 4 p.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430 or via webcast on our investor relations website linked below. Playback of the conference call will be available after 8 p.m. CT on the day of the call until midnight Sunday, November 1, 2020 at 855-859-2056 with Conference ID # of 4553807. A replay of the call will also be available by webcast at the URL listed below after 8 p.m. CT on the day of the call. Cullen/Frost investor relations website: www.frostbank.com/investor-relations/
Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $40.1 billion in assets at September 30, 2020. One of the 50 largest U.S. banks, Frost provides a wide range of banking, investment and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including statements regarding the potential effects of the ongoing COVID-19 pandemic on our business, financial condition, liquidity and results of operations, notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Volatility and disruption in national and international financial and commodity markets.
Government intervention in the U.S. financial system.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•Inflation, interest rate, securities market and monetary fluctuations.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply.
•The soundness of other financial institutions.
•Political instability.
•Impairment of our goodwill or other intangible assets.
•Acts of God or of war or terrorism.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowings and savings habits.
•Changes in the financial performance and/or condition of our borrowers.
•Technological changes.
•The cost and effects of cyber incidents or other failures, interruptions or security breaches of our systems or those of third-party providers.
•Acquisitions and integration of acquired businesses.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Changes in our liquidity position.
•Changes in our organization, compensation and benefit plans.
•The impact of the ongoing COVID-19 pandemic and any other pandemic, epidemic or health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Our success at managing the risks involved in the foregoing items.
Further, statements about the potential effects of the ongoing COVID-19 pandemic on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, clients, third parties and us.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2020			2019
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$243,423	$245,811	$244,521	$251,098	$253,007
Net interest income (1)	267,041	269,722	268,453	275,038	276,618
Credit loss expense (2)	20,302	31,975	175,197	8,355	8,001
Non-interest income:
Trust and investment management fees	31,469	31,060	34,473	32,928	31,649
Service charges on deposit accounts	19,812	17,580	22,651	23,454	22,941
Insurance commissions and fees	11,456	10,668	16,485	12,138	11,683
Interchange and debit card transaction fees	3,503	2,966	3,255	3,608	4,117
Other charges, commissions and fees	8,370	7,663	9,365	9,020	10,108
Net gain (loss) on securities transactions	—	—	108,989	28	96
Other	8,991	7,664	17,697	14,079	8,630
Total non-interest income	83,601	77,601	212,915	95,255	89,224

Non-interest expense:
Salaries and wages	93,323	90,350	98,812	97,951	93,812
Employee benefits	16,074	18,861	24,889	21,651	21,002
Net occupancy	25,466	25,266	25,384	24,864	24,202
Technology, furniture and equipment	26,482	26,046	25,240	25,759	22,415
Deposit insurance	2,372	2,800	2,624	2,374	2,491
Intangible amortization	212	241	257	264	274
Other	38,221	36,115	46,957	47,943	44,668
Total non-interest expense	202,150	199,679	224,163	220,806	208,864
Income before income taxes	104,572	91,758	58,076	117,192	125,366
Income taxes	9,516	(1,314)	3,323	13,511	13,530
Net income	95,056	93,072	54,753	103,681	111,836
Preferred stock dividends	—	—	2,016	2,016	2,016
Redemption of preferred stock	—	—	5,514	—	—
Net income available to common shareholders	$95,056	$93,072	$47,223	$101,665	109,820

PER COMMON SHARE DATA
Earnings per common share - basic	$1.50	$1.47	$0.75	$1.61	$1.74
Earnings per common share - diluted	1.50	1.47	0.75	1.60	1.73
Cash dividends per common share	0.71	0.71	0.71	0.71	0.71
Book value per common share at end of quarter	65.07	63.97	61.17	60.11	59.76

OUTSTANDING COMMON SHARES
Period-end common shares	62,782	62,670	62,553	62,669	62,537
Weighted-average common shares - basic	62,727	62,596	62,643	62,609	62,566
Dilutive effect of stock compensation	193	205	407	625	593
Weighted-average common shares - diluted	62,920	62,801	63,050	63,234	63,159

SELECTED ANNUALIZED RATIOS
Return on average assets	0.96%	0.99%	0.57%	1.21%	1.35%
Return on average common equity	9.30	9.60	4.88	10.74	11.83
Net interest income to average earning assets	2.95	3.13	3.56	3.62	3.76

(1) Taxable-equivalent basis assuming a 21% tax rate. (2) Provision for loan losses for periods prior to the first quarter of 2020.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2020			2019
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	18,149	17,550	$14,995	$14,705	$14,471
Earning assets	36,749	35,128	30,804	30,621	29,693
Total assets	39,435	37,838	33,534	33,314	32,248
Non-interest-bearing demand deposits	14,585	13,785	10,737	10,772	10,316
Interest-bearing deposits	18,289	17,528	16,654	16,414	16,036
Total deposits	32,875	31,313	27,391	27,186	26,352
Shareholders' equity	4,065	3,899	4,009	3,900	3,828

Period-End Balance:
Loans	$18,224	$17,972	$15,338	$14,750	$14,635
Earning assets	37,482	36,613	31,440	31,281	30,358
Goodwill and intangible assets	657	657	657	657	658
Total assets	40,101	39,378	34,147	34,027	33,098
Total deposits	33,500	32,679	28,141	27,640	27,084
Shareholders' equity	4,085	4,009	3,827	3,912	3,881
Adjusted shareholders' equity (1)	3,580	3,521	3,463	3,644	3,576

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$263,475	$250,061	$263,881	$132,167	$136,559
As a percentage of period-end loans	1.45%	1.39%	1.72%	0.90%	0.93%

Net charge-offs:	$10,176	$41,048	$38,646	$12,747	$6,371
Annualized as a percentage of average loans	0.22%	0.94%	1.04%	0.34%	0.17%

Non-performing assets:
Non-accrual loans	$91,578	$79,461	$66,727	$102,303	$97,446
Restructured loans	3,932	4,932	—	6,098	6,160
Foreclosed assets	850	806	806	1,084	1,427
Total	$96,360	$85,199	$67,533	$109,485	$105,033
As a percentage of:
Total loans and foreclosed assets	0.53%	0.47%	0.44%	0.74%	0.72%
Total assets	0.24	0.22	0.20	0.32	0.32

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	12.71%	12.48%	12.02%	12.36%	12.35%
Tier 1 Risk-Based Capital Ratio	12.71	12.48	12.02	12.99	12.99
Total Risk-Based Capital Ratio	14.69	14.43	13.97	14.57	14.63
Leverage Ratio	7.85	8.01	8.84	9.28	9.36
Equity to Assets Ratio (period-end)	10.19	10.18	11.21	11.50	11.73
Equity to Assets Ratio (average)	10.31	10.30	11.95	11.71	11.87

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)
	Nine Months Ended
	September 30,
	2020	2019
CONDENSED INCOME STATEMENTS
Net interest income	$733,755	$752,907
Net interest income (1)	805,216	825,547
Credit loss expense (2)	227,474	25,404
Non-interest income:
Trust and investment management fees	97,002	93,794
Service charges on deposit accounts	60,043	65,529
Insurance commissions and fees	38,609	40,207
Interchange and debit card transaction fees	9,724	11,265
Other charges, commissions and fees	25,398	28,103
Net gain (loss) on securities transactions	108,989	265
Other	34,352	29,484
Total non-interest income	374,117	268,647

Non-interest expense:
Salaries and wages	282,485	277,078
Employee benefits	59,824	64,579
Net occupancy	76,116	64,602
Technology, furniture and equipment	77,768	66,236
Deposit insurance	7,796	7,752
Intangible amortization	710	904
Other	121,293	132,722
Total non-interest expense	625,992	613,873
Income before income taxes	254,406	382,277
Income taxes	11,525	42,359
Net income	242,881	339,918
Preferred stock dividends	2,016	6,047
Redemption of preferred stock	5,514	—
Net income available to common shareholders	$235,351	$333,871

PER COMMON SHARE DATA
Earnings per common share - basic	$3.72	$5.28
Earnings per common share - diluted	3.71	5.24
Cash dividends per common share	2.13	2.09
Book value per common share at end of quarter	65.07	59.76

OUTSTANDING COMMON SHARES
Period-end common shares	62,782	62,537
Weighted-average common shares - basic	62,655	62,787
Dilutive effect of stock compensation	263	725
Weighted-average common shares - diluted	62,918	63,512

SELECTED ANNUALIZED RATIOS
Return on average assets	0.85%	1.41%
Return on average common equity	7.95	12.79
Net interest income to average earning assets	3.20	3.80

(1) Taxable-equivalent basis assuming a 21% tax rate. (2) Provision for loan losses for periods prior to the first quarter of 2020.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Nine Months Ended
	September 30,
	2020	2019
BALANCE SHEET SUMMARY ($ in millions)
Average Balance:
Loans	$16,903	$14,352
Earning assets	34,236	29,257
Total assets	36,954	31,678
Non-interest-bearing demand deposits	13,041	10,219
Interest-bearing deposits	17,493	15,934
Total deposits	30,535	26,153
Shareholders' equity	3,991	3,635

Period-End Balance:
Loans	18,224	14,635
Earning assets	37,482	30,358
Goodwill and intangible assets	657	658
Total assets	40,101	33,098
Total deposits	33,500	27,084
Shareholders' equity	4,085	3,881
Adjusted shareholders' equity (1)	3,580	3,576

ASSET QUALITY ($ in thousands)
Allowance for credit losses on loans:	$263,475	$136,559
As a percentage of period-end loans	1.45%	0.93%

Net charge-offs:	$89,870	$20,977
Annualized as a percentage of average loans	0.71%	0.20%

Non-performing assets:
Non-accrual loans	$91,578	$97,446
Restructured loans	3,932	6,160
Foreclosed assets	850	1,427
Total	$96,360	$105,033
As a percentage of:
Total loans and foreclosed assets	0.53%	0.72%
Total assets	0.24	0.32

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	12.71%	12.35%
Tier 1 Risk-Based Capital Ratio	12.71	12.99
Total Risk-Based Capital Ratio	14.69	14.63
Leverage Ratio	7.85	9.36
Equity to Assets Ratio (period-end)	10.19	11.73
Equity to Assets Ratio (average)	10.80	11.48

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
TAXABLE-EQUIVALENT YIELD/COST AND AVERAGE BALANCES (UNAUDITED)

	2020			2019
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
TAXABLE-EQUIVALENT YIELD/COST (1)
Earning Assets:
Interest-bearing deposits	0.10%	0.10%	1.24%	1.64%	2.19%
Federal funds sold and resell agreements	0.24	0.27	1.22	1.71	2.21
Securities	3.44	3.53	3.46	3.37	3.43
Loans, net of unearned discounts	3.73	3.95	4.65	4.88	5.16
Total earning assets	3.04	3.24	3.84	3.98	4.21

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.02	0.02	0.02	0.04	0.07
Money market deposit accounts	0.09	0.09	0.50	0.66	0.93
Time accounts	1.11	1.40	1.67	1.72	1.74
Public funds	0.02	0.09	0.85	1.05	1.34
Total interest-bearing deposits	0.12	0.14	0.39	0.49	0.63

Total deposits	0.07	0.08	0.24	0.29	0.39

Federal funds purchased and repurchase agreements	0.12	0.15	0.95	1.21	1.53
Junior subordinated deferrable interest debentures	2.05	2.90	3.54	3.83	4.18
Subordinated notes	4.70	4.71	4.71	4.71	4.71
Federal Home Loan Bank advances	—	0.29	—	—	—
Total interest-bearing liabilities	0.15	0.19	0.47	0.59	0.75

Net interest spread	2.89	3.05	3.37	3.39	3.46
Net interest income to total average earning assets	2.95	3.13	3.56	3.62	3.76

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$5,888	$4,986	$2,586	$2,000	$1,566
Federal funds sold and resell agreements	31	92	260	275	212
Securities	12,680	12,501	12,963	13,641	13,444
Loans, net of unearned discount	18,149	17,550	14,995	14,705	14,471
Total earning assets	$36,749	$35,128	$30,804	$30,621	$29,693

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$8,077	$7,615	$7,030	$6,850	$6,712
Money market deposit accounts	8,555	8,230	7,874	7,905	7,763
Time accounts	1,120	1,118	1,109	1,069	1,023
Public funds	537	565	640	590	538
Total interest-bearing deposits	18,289	17,528	16,654	16,414	16,036

Total deposits	32,875	31,313	27,391	27,186	26,352

Federal funds purchased and repurchase agreements	1,578	1,295	1,259	1,418	1,291
Junior subordinated deferrable interest debentures	136	136	136	136	136
Subordinated notes	99	99	99	99	99
Federal Home Loan Bank advances	—	440	—	—	—
Total interest-bearing funds	$20,103	$19,498	$18,149	$18,067	$17,562

(1) Taxable-equivalent basis assuming a 21% tax rate.